Exhibit 99.1
STONE ENERGY CORPORATION
Announces Fourth Quarter and Year-End 2007 Results
LAFAYETTE, LA. February 26, 2008
     Stone Energy Corporation (NYSE: SGY) today announced fourth quarter and full year 2007 net income of $64.9 million and $181.4 million, respectively. The full year 2007 net income of $181.4 million, or $6.54 per share, on revenue of $753.3 million compared to a 2006 net loss of $254.2 million, or $9.29 per share, on revenue of $689.0 million. For the fourth quarter of 2007, net income of $64.9 million, or $2.33 per share, on oil and gas revenue of $201.6 million, compared to a net loss of $298.5 million or $10.85 per share on revenue of $179.2 million for the fourth quarter of 2006. The results for both the fourth quarter and year-end 2007 included an $8.2 million pre-tax impairment charge on Stone’s investment in China. The reported loss for both the fourth quarter and year-end 2006 included a pre-tax charge of $510.0 million incurred due to a ceiling test write-down. All per share amounts are on a diluted basis.
     Discretionary cash flow for 2007 totaled $452.7 million compared to $456.4 million during 2006. Higher volumes and higher realized prices in 2007 resulted in revenues being $64.3 million higher than in 2006. Additionally, lease operating expenses and depreciation, depletion and amortization expenses were $9.3 million and $18.0 million lower, respectively, in 2007 compared to 2006. However, all of these positive variances were offset by $95.6 million in current taxes in 2007 compared to $0.2 million of current taxes in 2006. For the fourth quarter 2007, discretionary cash flow totaled $125.9 million compared to $126.5 million during fourth quarter 2006. Please see “Non-GAAP Financial Measure” and the accompanying financial statements for a reconciliation of discretionary cash flow, a non-GAAP financial measure, to net cash flow provided by operating activities.
     As reported in its February 15, 2008 press release, Stone’s 2007 year-end estimated proved reserves totaled 403 Bcfe (billion cubic feet of natural gas equivalent), as compared with 591 Bcfe at year-end 2006. The changes from 2006 year-end estimated proved reserves to 2007 year-end estimated proved reserves included the sale of 192 Bcfe relating primarily to Stone’s Rocky Mountain divestiture, approximately 82 Bcfe of production, and 86 Bcfe of drilling additions, extensions and net upward revisions. Natural gas represented 53% of the reserves, with 47% being oil, and approximately 80% of the estimated proved reserves were classified as proved developed. The present value of the future net cash flows before income taxes, using a 10% discount rate, was approximately $2.0 billion and the after-tax standardized measure was approximately $1.5 billion.
     In addition to the 403 Bcfe of estimated proved reserves, Stone had 142 Bcfe of estimated probable reserves and 448 Bcfe of estimated possible reserves as of December 31, 2007. All of Stone’s 2007 year-end estimated proved, probable and possible reserves were independently engineered by Netherland, Sewell & Associates.
     Net daily production volumes for 2007 averaged approximately 224 million cubic feet of gas equivalent (MMcfe), or 6% more than the 211 MMcfe average per day produced during 2006 despite the mid-year divestiture of Stone’s Rocky Mountain properties. Net daily production volumes during the fourth quarter of 2007 averaged approximately 210 MMcfe, versus the comparable average net daily production of 198 MMcfe produced during the fourth quarter of 2006, which excludes 31 MMcfe per day of production from the divested Rocky Mountain properties.
     CEO David Welch stated, “We are pleased with our results for the year. Early in 2007, we set key objectives to focus on low-risk exploitation projects, maintain production with a limited capital budget, and significantly reduce debt in order to position ourselves for per share growth in 2008. Our 2007 results show that we delivered on our promise. During the year, we experienced a 91% drilling success rate, with 20 out of 22 wells being successful. Our 2007 production volumes came in on the high side of our original guidance despite selling our Rocky Mountain properties at mid-year, as our operations group reduced downtime, optimized compression and increased well work projects. After the sale of the Rocky Mountain properties, we reduced our debt by 50% from almost $800 million to $400 million and our year-end cash position of $475 million provides us with significant financial and operational flexibility. We continue to review and evaluate acquisitions, drill-to-earn opportunities, exploration prospects, and share repurchases, to improve stockholder returns. We look forward to executing our 2008 plans.”

     Prices realized during the year ended December 31, 2007 averaged $69.68 per barrel (Bbl) of oil and $7.30 per thousand cubic feet (Mcf) of natural gas representing a 4% increase on a Mcfe basis compared to $62.40 per Bbl of oil and $7.75 per Mcf of natural gas realized during the year ended December 31, 2006. Prices realized during the fourth quarter of 2007 averaged $84.96 per Bbl of oil and $7.55 per Mcf of natural gas, which represents a 23% increase on a Mcfe basis, over fourth quarter 2006 average realized prices of $56.79 per Bbl of oil and $7.48 per Mcf of natural gas. All unit pricing amounts include the cash settlement of effective hedging contracts.
     During the fourth quarter and full year 2007, effective hedging transactions increased the average price received for natural gas by $0.18 and $0.23 per Mcf, respectively. Realized oil prices during the fourth quarter and full year 2007 were reduced by $2.53 and $0.42 per Bbl, respectively. Hedging transactions increased realized oil and gas prices during the fourth quarter and full year 2006 by $0.05 and $0.02 per Bbl and $1.10 and $0.85 per Mcf, respectively.
     Lease operating expenses, including major maintenance costs, incurred during 2007 totaled $149.7 million compared to $159.0 million incurred during 2006. For the three months ended December 31, 2007 and 2006, lease operating expenses were $18.6 million and $39.2 million, respectively. During the fourth quarter of 2007, lease operating expenses were reduced by approximately $8.4 million as a result of an increase in expected insurance recoveries related to damages from Hurricane Rita on costs that were previously expensed.
     Depreciation, depletion and amortization (DD&A) expense on oil and gas properties totaled $299.2 million during 2007, compared to $316.8 million during 2006. DD&A expense on oil and gas properties for the three months ended December 31, 2007 totaled $70.7 million, compared to $95.5 million during the comparable period of 2006.
     In the fourth quarter 2007, Stone’s investment in China was impaired by $8.2 million after reviewing the results of the drilling program and the proposed areas of focus within the concession area.
     Salaries, general and administrative (SG&A) expenses totaled $33.6 million during 2007 (exclusive of incentive compensation of $5.1 million), compared to $34.3 million during 2006 (exclusive of incentive compensation of $4.4 million). SG&A expenses (exclusive of incentive compensation) for the three months ended December 31, 2007 totaled $8.1 million, compared to $9.2 million during the comparable quarter of 2006.
     There were no borrowings outstanding at December 31, 2007 under our bank credit facility. We had letters of credit totaling $52.8 million, resulting in $122.2 million of available borrowings at December 31, 2007. The borrowing base under the credit facility is re-determined periodically based on the bank group’s evaluation of our proved oil and gas reserves.
     Interest expense was $4.3 million and $32.1 million in the fourth quarter and full year 2007, respectively, compared to $11.5 million and $35.9 million in the fourth quarter and full year of 2006. Interest income totaled $12.1 million in 2007 due to our increased cash position compared to $2.5 million in 2006.
     Our tax expense for 2007 was $89.0 million, of which $95.6 million was current and $57.6 million was unpaid as of December 31, 2007. Our current tax expense for 2007 was due primarily to the tax gain associated with the sale of substantially all of our Rocky Mountain properties as well as the combination of higher revenues and a reduced drilling program.
     Additions to oil and gas property costs during 2007 totaled $164.0 million, which excluded $20.0 million of capitalized salaries, general and administrative expenses, $16.2 million of capitalized interest, $29.3 million of normal abandonment costs, and $57.8 million of hurricane abandonment costs, which were substantially covered by insurance. For 2006, additions to oil and gas property costs totaled $360.5 million, which excluded $188.1 million of property acquisition costs, $23.3 million of capitalized salaries, general and administrative expenses, $18.2 million of capitalized interest, $13.5 million of normal abandonment costs, and $35.6 million in hurricane related expenditures.
     In January 2008, Stone completed a small divesture of non-core Gulf of Mexico properties which totaled 18 Bcfe of estimated proved reserves and a projected 9 MMcfe/d of 2008 production for a cash consideration of $20 million. The properties that were sold had estimated abandonment costs of $33.5 million. These properties were mature, high cost properties with minimal exploitation or exploration opportunities.

2008 Guidance
     Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes, and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Estimates of DD&A rates can vary according to reserve additions, capital expenditures, future development costs, and other factors. Therefore, we can give no assurance that our future production volumes, lease operating expenses or DD&A rate will be as estimated.
     Capital Expenditure Budget. The current 2008 capital expenditure budget is $395 million, which excludes acquisitions, capitalized interest and G&A, and abandonment expenditures. Stone expects to spend approximately 60% of the 2008 capital budget on its Gulf of Mexico (GOM) exploitation program and facilities, and an estimated 40% on exploration and business development activities including deep water, shelf and onshore exploration drilling, GOM lease sale expenditures, onshore drilling and lease acquisition including Appalachia , seismic and reprocessing expenditures, and drilling activity in Bohai Bay, China. In addition, Stone expects to spend approximately $25 million on abandonment projects.
     Production. For the first quarter of 2008, Stone expects net daily production to average between 180-190 MMcfe. Stone expects full year 2008 average daily production to be in the range of 175-200 MMcfe per day.
     Lease Operating Expenses. Stone expects lease operating costs, excluding production taxes, to range between $140-$155 million for 2008 based upon current operating conditions and budgeted maintenance activities.
     Depreciation, Depletion & Amortization. Stone expects its DD&A rate to range between $3.60 -$3.90 per Mcfe during 2008.
     Salaries, General & Administrative Expenses. Stone expects its SG&A expenses (excluding incentive compensation expense) to range between $35-$38 million during 2008.
     Corporate Tax Rate. For 2008, Stone expects its corporate tax rate to be between 32%-37%.
Hedge Position
     The following table illustrates Stone’s derivative positions for calendar year 2008.

	Zero-Premium Collars
	Natural Gas				Oil
	Daily				Daily
	Volume		Floor	Ceiling	Volume	Floor	Ceiling
	(MMBtus/d)		Price	Price	(Bbls/d)	Price	Price
2008	30,000	*	8.00	14.05	3,000	60.00	90.20
2008	20,000	**	7.50	11.35	2,000	65.00	81.00
2008					3,000	70.00	110.25

*	January-March

**	April-December

Other Information
     Stone Energy has planned a conference call for 10:00 a.m. Central Time on Wednesday, February 27, 2008 to discuss the operational and financial results for the fourth quarter of 2007. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.” If you are unable to participate in the original conference call, a replay will be available immediately following the completion of the call on Stone Energy’s Web site. The replay will be available for one week.
Non-GAAP Financial Measure
     In this press release, we refer to a non-GAAP financial measure we call “discretionary cash flow.” Management believes discretionary cash flow is a financial indicator of our company’s ability to internally fund capital expenditures and service debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income, as defined by GAAP. Please see the “Reconciliation of Non-GAAP Financial Measure” for a reconciliation of discretionary cash flow to cash flow provided by operating activities.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable reserves and possible reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K, available free of charge on our internet site (www.stoneenergy.com). You can also obtain this form from the SEC on the SEC’s internet site (www.sec.gov) or by calling 1-800-SEC-0330.

STONE ENERGY CORPORATION
SUMMARY STATISTICS
(In thousands, except per share/unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
FINANCIAL RESULTS
Net income (loss)	$64,909	($298,536)	$181,436	($254,222)
Net income (loss) per share	$2.33	($10.85)	$6.54	($9.29)
PRODUCTION QUANTITIES
Oil (MBbls)	1,397	1,789	6,088	5,593
Gas (MMcf)	10,979	10,370	45,088	43,508
Oil and gas (MMcfe)	19,361	21,104	81,617	77,066
AVERAGE DAILY PRODUCTION
Oil (MBbls)	15	19	17	15
Gas (MMcf)	119	113	124	119
Oil and gas (MMcfe)	210	229	224	211
REVENUE DATA (1)
Oil revenue	$118,689	$101,604	$424,205	$348,979
Gas revenue	82,927	77,595	329,047	337,321

Total oil and gas revenue	$201,616	$179,199	$753,252	$686,300
AVERAGE PRICES (1)
Oil (per Bbl)	$84.96	$56.79	$69.68	$62.40
Gas (per Mcf)	7.55	7.48	7.30	7.75
Per Mcfe	10.41	8.49	9.23	8.91
COST DATA
Lease operating expenses	$18,630	$39,218	149,702	$159,043
Salaries, general and administrative expenses	8,105	9,174	33,584	34,266
DD&A expense on oil and gas properties	70,694	95,471	299,182	316,781
AVERAGE COSTS (per Mcfe)
Lease operating expenses	$0.96	$1.86	$1.83	$2.06
Salaries, general and administrative expenses	0.42	0.43	0.41	0.44
DD&A expense on oil and gas properties	3.65	4.52	3.67	4.11
AVERAGE SHARES OUTSTANDING — Diluted	27,882	27,524	27,723	27,366

(1)	Includes the cash settlement of effective hedging contracts.

STONE ENERGY CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating revenue:
Oil production	$118,689	$101,604	$424,205	$348,979
Gas production	82,927	77,595	329,047	337,321
Derivative income, net	—	18	—	2,688

Total operating revenue	201,616	179,217	753,252	688,988

Operating expenses:
Lease operating expenses	18,630	39,218	149,702	159,043
Production taxes	1,731	1,957	9,945	13,472
Depreciation, depletion and amortization	71,464	96,482	302,739	320,696
Write-down of oil and gas properties	8,164	510,013	8,164	510,013
Accretion expense	4,394	3,153	17,620	12,391
Salaries, general and administrative expenses	8,105	9,174	33,584	34,266
Incentive compensation expense	2,437	726	5,117	4,356
Derivative expenses, net	539	—	666	—

Total operating expenses	115,464	660,723	527,537	1,054,237

Gain on Rockies divestiture	4,098	—	59,825	—

Income (loss) from operations	90,250	(481,506)	285,540	(365,249)

Other (income) expenses:
Interest expense	4,312	11,545	32,068	35,931
Other income, net	(6,278)	(2,498)	(17,792)	(7,181)
Merger expense reimbursement	—	(33,300)	—	(51,500)
Merger expenses	—	3,056	—	50,029
Early extinguishment of debt	252	—	844	—

Total other expenses (income)	(1,714)	(21,197)	15,120	27,279

Income (loss) before taxes	91,964	(460,309)	270,420	(392,528)

Provision (benefit) for income taxes:
Current	49,079	57	95,579	227
Deferred	(22,024)	(161,830)	(6,595)	(138,533)

Total income taxes (benefit)	27,055	(161,773)	88,984	(138,306)

Net income (loss)	$64,909	($298,536)	$181,436	($254,222)

STONE ENERGY CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income as reported	$64,909	($298,536)	$181,436	($254,222)
Reconciling items:
Depreciation, depletion and amortization	71,464	96,482	302,739	320,696
Write-down of oil and gas properties	8,164	510,013	8,164	510,013
Deferred income tax provision (benefit)	(22,024)	(161,830)	(6,595)	(138,533)
Merger termination fee	—	(25,300)	—	—
Accretion expense	4,394	3,153	17,620	12,391
Gain on sale of oil and gas properties	(4,098)	—	(59,825)	—
Stock compensation expense	2,053	1,124	5,395	4,358
Other	1,082	1,390	3,769	1,689

Discretionary cash flow	125,944	126,496	452,703	456,392
Increase in current income taxes payable	11,967	—	57,508	—
Settlement of asset retirement obligations	(33,476)	(18,545)	(87,144)	(18,545)
Working capital changes	(13,608)	(2,143)	42,091	(38,812)

Net cash provided by operating activities	$90,827	$105,808	$465,158	$399,035

STONE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$475,126	$58,862
Accounts receivable	186,853	241,829
Deferred tax asset	9,039	—
Other current assets	2,684	11,982

Total current assets	673,702	312,673
Oil and gas properties — United States:
Proved, net	1,001,179	1,569,947
Unevaluated	150,568	173,925
Oil and gas properties — China (unevaluated)	29,565	40,553
Building and land, net	5,667	5,811
Fixed assets, net	5,584	8,302
Other assets, net	23,338	17,260

Total assets	$1,889,603	$2,128,471

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable to vendors	$88,801	$120,532
Undistributed oil and gas proceeds	37,743	39,540
Asset retirement obligations	44,180	130,341
Deferred taxes	—	3,706
Current income taxes payable	57,631	—
Other current liabilities	32,902	16,709

Total current liabilities	261,257	310,828
Bank debt	—	172,000
Senior Floating Rate Notes	—	225,000
8 1/4% Senior Subordinated Notes due 2011	200,000	200,000
6 3/4% Senior Subordinated Notes due 2014	200,000	200,000
Deferred taxes	89,665	94,560
Asset retirement obligations	245,610	210,035
Other long-term liabilities	7,269	4,408

Total liabilities	1,003,801	1,416,831

Common stock	278	276
Treasury stock	(1,161)	(1,161)
Additional paid-in capital	515,055	502,747
Retained earnings	382,365	200,929
Accumulated other comprehensive income	(10,735)	8,849

Total stockholders’ equity	885,802	711,640

Total liabilities and stockholders’ equity	$1,889,603	$2,128,471